Exhibit 10.2

PERFORMANCE STOCK UNIT AWARD AGREEMENT (EMPLOYEE)

This Performance Stock Unit Award Agreement (“Agreement”) has been entered into as of the __________ day of ________, 20__, between Hurco Companies, Inc., an Indiana corporation (the “Company”), and __________ (“Participant”), an employee of the Company or one of the Company’s subsidiaries pursuant to the Company’s 2016 Equity Incentive Plan (the “Plan”).

WHEREAS, capitalized terms used but not otherwise defined herein shall have their meanings set forth in the Plan;

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has granted to Participant a Performance-Based Compensation Stock Unit Award pursuant to the terms and conditions as provided in the Plan and this Agreement; and

WHEREAS, the Company and Participant desire to set forth the terms and conditions of the award.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Company and Participant agree as follows:

1.          Grant of Award. Subject to the terms and conditions stated in the Plan and this Agreement, the Committee hereby grants to Participant a Performance-Based Compensation Stock Unit Award of a target number of __________ Stock Units (the “Performance Units”), with the actual number of Performance Units to be received under this award to depend on the attainment of performance goals set forth herein. Without limitation of the applicability of the other terms of the Plan to the award of Performance Units hereunder, Section 16 of the Plan will be applicable to the Performance Units and such Performance Units shall be considered Performance-Based Compensation as set forth in the Plan. Each Performance Unit is a book-keeping entry that represents an unfunded, unsecured right to receive one share of the Company’s common stock (“Common Stock”), subject to the terms and conditions stated in the Plan and this Agreement, including without limitation the attainment of the performance goals set forth herein. The date of this grant is _______ , 20___.

2.          Representations of Participant. Participant hereby (a) accepts the award of Performance Units described in paragraph 1 hereof, and (b) agrees that the Performance Units will be credited to an account in his or her name maintained by the Company, which account will be unfunded and maintained for book-keeping purposes only, with the Performance Units simply representing an unfunded and unsecured obligation of the Company.

3.          Performance Goals and Performance Period. Subject to the terms of the Plan and this Agreement, the Performance Units held by Participant shall be earned and vest only to the extent that the Committee certifies the degree to which the performance goals established as specified in Attachment A to this Agreement are attained or otherwise satisfied within the period of time set forth in Attachment A as the “Performance Period” and as to the number of Performance Units that have been earned and vested accordingly.

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4.          Settlement. If and to the extent that the Committee certifies in writing that the performance goals have been attained or otherwise satisfied with respect to the Performance Period and as to the applicable number of Performance Units that have been earned and vested in accordance with Attachment A, the Company shall, as soon as practicable (but no later than the 15th day of the third month following the end of the calendar year in which the Performance Period ends), cause to be issued and delivered to Participant, or to his or her designated beneficiary, one share of Common Stock in payment and settlement of each vested Performance Unit. Delivery of the shares shall be effected by the issuance of a stock certificate, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided, or by the electronic delivery of the shares to a designated broker account, shall be subject to satisfaction of withholding tax obligations as provided in paragraph 8 and compliance with all applicable legal requirements as provided in the Plan, and shall be in complete satisfaction and settlement of such vested Performance Units.

5.          Restrictions Applicable to the Performance Units. Except as otherwise provided in this Agreement, the Plan, or the Company’s Stock Ownership Policy, Participant may not sell, assign, transfer, pledge or otherwise dispose of or encumber any of the Performance Units, or any interest therein or the shares underlying the Performance Units, until the Performance Units have vested in accordance with this Agreement. Any purported sale, assignment, transfer, pledge or other disposition or encumbrance in violation of this Agreement or the Plan will be void and of no effect.

6.          Rights of Shareholder; Share Dividends. Participant will not have any rights of a holder of Common Stock with respect to the Performance Units (including any voting rights or rights with respect to cash dividends paid by the Company) unless and until shares of Common Stock are issued to Participant as provided in paragraph 4. Stock dividends and shares issued as a result of any stock-split, if any, issued with respect to the Performance Units shall be treated as additional Performance Units and shall be subject to the same restrictions and other terms and conditions that apply with respect to, and shall vest or be forfeited at the same time as, the Performance Units with respect to which such stock dividends or shares are issued.

7.          Forfeiture. Except as provided in the Plan or by the Committee, in its sole discretion, upon termination of service with the Company or one of its subsidiaries prior to the end of the Performance Period, Participant shall forfeit all unvested Performance Units, and shall not receive any compensation for such forfeited Performance Units. Further, any Performance Units that do not vest as a result of the applicable performance goals not being attained shall be forfeited.

8.          Withholding. Prior to delivery of any shares of Common Stock pursuant to the vesting of any Performance Units, the Company has the right and power to deduct or withhold, or permit Participant to remit to the Company, an amount (including an amount of shares of Common Stock) sufficient to satisfy all applicable tax withholding requirements , as set forth in the Plan.

9.          Qualification of Rights. Neither this Agreement nor the existence of the award shall be construed as giving Participant any right to be retained as an employee of the Company or any of its subsidiaries.

10.        Plan Controlling and Committee Determinations. The terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Committee (including the determination as to whether the performance goals have been achieved for the Performance Period) shall be binding and conclusive upon Participant and his or her legal representatives.

11.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana (without regard to any applicable principles of conflicts of law that might require the application of another jurisdiction’s laws).

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12.        Notices. All notices and other communications required or permitted under this Agreement shall be written and shall be delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Company’s executive offices in Indianapolis, Indiana, and if to Participant or his or her successor, to the address last furnished by Participant to the Company. Each notice and communication shall be deemed to have been given when received by the Company or Participant.

13.        No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

14.        Recoupment. Any rights, payments and benefits Participant may receive hereunder shall be subject to repayment or forfeiture pursuant to the Company’s policy on recoupment or recovery of incentive compensation, as in effect from time to time, and all laws and listing standards related to the recoupment or recovery of incentive compensation, all to the extent determined by the Company in its discretion to be applicable to Participant. This paragraph 14 shall not be the Company’s exclusive remedy with respect to such matters.

15.        Miscellaneous. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument. This Agreement was negotiated by the parties hereto, each of which had the opportunity to engage legal counsel, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and, together with the Plan, constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective permitted successors and assigns.

IN WITNESS WHEREOF, the Company and Participant have executed this Agreement as of the date first written above.

HURCO COMPANIES, INC.

By:
Name:
Title:

Participant

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ATTACHMENT A

TO

PERFORMANCE STOCK UNIT AWARD AGREEMENT

The performance period for the Performance Units (the “Performance Period”) shall commence on ____________, 20_____ and end on _________, 20_______. The Performance Units shall be earned and vest, and be paid in shares of Common Stock, as follows:

(a)	________ of the target number of Performance Units as set forth in paragraph 1 of the Agreement shall be “Target TSR Performance Units.” The actual number of Performance Units to be earned and paid (the “TSR Performance Units Payout”) with respect to this metric shall be determined in accordance with the following formula: TSR Performance Units Payout = TSR Payout Factor x Target TSR Performance Units. The “TSR Payout Factor” is based on the Company’s Total Shareholder Return (defined and measured as described below, the “TSR”) for the Performance Period relative to the TSR for each company in the Peer Group (as defined below), determined in accordance with the following table:

If the Company’s TSR rank	TSR Payout Factor (% of
against the Peer Group is	Target TSR Performance Units)

at the 30th percentile (Threshold)	50%

at the 55th percentile (Target)	100%

at the 90th percentile or more (Maximum)	200%

The TSR Payout Factor shall be interpolated on a straight-line basis between the percentile levels in the above table, but no amounts will be payable if the Company’s TSR rank against the Peer Group is below the Threshold level.

In the event that the Company’s TSR for the Performance Period is a negative number, then the TSR Payout Factor shall not exceed 100%, even if the Company’s TSR rank against the Peer Group is greater than the 55th percentile.

The term “Total Shareholder Return” for a particular Performance Period means the rate of return (expressed as a percentage) achieved with respect to the Company’s Common Stock and the common stock of each company in the Peer Group for such Performance Period. Total Shareholder Return over the Performance Period shall be calculated in accordance with the following formula:

((Final Price + all cash dividends paid during the Performance Period)/Initial Price) – 1

(1) “Final Price” shall mean the average of the closing prices of the applicable company’s common stock for the final thirty trading days of the Performance Period.

(2) “Initial Price” shall mean the average of the closing prices of the applicable company’s common stock for the last thirty trading days preceding the beginning of the Performance Period.

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If the Company or a member of the Peer Group splits its stock or pays a stock dividend, such company’s TSR will be adjusted for the stock split or stock dividend.

The term “Peer Group” means the companies listed on Attachment B, subject to the following adjustments:

(i) If a member of the Peer Group is acquired by another company, the acquired Peer Group company will be removed from the Peer Group for the entire Performance Period.

(ii) If a member of the Peer Group sells, spins-off, or disposes of a portion of its business, then such Peer Group company will remain in the Peer Group for the Performance Period unless such sale, spin-off or disposition results in the disposition of more than 50% of such company’s total assets during the Performance Period.

(iii) If a member of the Peer Group acquires another company, the acquiring Peer Group company will remain in the Peer Group for the Performance Period.

(iv) If a member of the Peer Group is delisted on all major stock exchanges, such delisted company will be removed from the Peer Group for the entire Performance Period.

(v) Members of the Peer Group that file for bankruptcy, liquidation or similar reorganization during the Performance Period will remain in the Peer Group, positioned below the lowest performing non-bankrupt member of the Peer Group.

In addition, the Compensation Committee shall have the authority to make other appropriate adjustments in response to a change in circumstances that results in a member of the Peer Group no longer satisfying the criteria for which such member was originally selected.

(a)	_______ of the target number of Performance Units as set forth in paragraph 1 of the Agreement shall be “Target ROIC Performance Units.” The actual number of Performance Units to be earned and paid (the “ROIC Performance Units Payout”) with respect to this metric shall be determined in accordance with the following formula: ROIC Performance Units Payout = ROIC Payout Factor x Target ROIC Performance Units.

The “ROIC Payout Factor” is based on the Company’s Average Return on Invested Capital (“Average ROIC”) (defined and measured as described below) and shall be determined in accordance with the following table:

ROIC Payout Factor (% of
Average ROIC	Target ROIC Performance Units)

7% (Threshold)	50%

9% (Target)	100%

13% (Maximum)	200%

The ROIC Payout Factor shall be interpolated on a straight-line basis between the Average ROIC levels in the above table, but no amounts will be payable if the Average ROIC is below the Threshold level.

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The term “Average ROIC” for a particular Performance Period shall mean the average of the ROIC (as defined below) in each of the fiscal years in the Performance Period, and ROIC means the percentage calculated as net operating profit after tax divided by invested capital. Invested capital is calculated as the average shareholders’ equity for the year plus long-term debt.

“ROIC” and “Average ROIC” may be hereafter adjusted by the Committee to exclude the effects of unanticipated material transactions or events such as acquisitions, divestitures, accounting changes, restructurings and special charges or gains (determined according to objective criteria established by the Committee), but only to the extent permitted by Code Section 162(m).

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